Exhibit 99.1

Peggy Vaughan Joins MoneyGram Board of Directors

DALLAS (February 24, 2014) – MoneyGram International (NASDAQ: MGI), a leading global money transfer and payment services company, today announced that Peggy Vaughan has been appointed to the MoneyGram Board of Directors. This brings the total number of directors to nine, five of whom are independent. Vaughan will serve on the Board’s Audit Committee.

“MoneyGram is fortunate to have a proven leader like Vaughan join our board of directors,” said Pamela H. Patsley, MoneyGram’s chairman and CEO. “Throughout her career, Vaughan has consistently been a trailblazer and an innovator, finding creative ways to build value at companies across a wide range of industries. Her impressive track record is a testament to her outstanding expertise in advising and transforming global organizations, which will be a tremendous resource for our company.”

She began her consulting career at PricewaterhouseCoopers and became a partner in 1988. Her experience includes over 25 years leading large-scale strategic, operational improvement, restructuring, technology and change management engagements. During her tenure, she served in various roles which included leading the US Services Industry, the Americas SAP Practice and the Global Supply Chain Practice. She was also elected to the PWC US Board of Partners and the PWC Global Board for Partners.

After IBM’s acquisition of PWC Consulting, Vaughan served on the Global Management Board that led the successful integration to form one of the largest, global consulting practices. As IBM’s Global Consulting Services leader, she launched the cross-IBM Solution Sales organization and Global Business Solutions centers in growth markets, including China, Brazil and India.

She serves on the Advisory Committee for the Texas Women’s Venture Fund to identify fast growth women-led businesses and provide growth capital in the form of mezzanine debt.

Vaughan is a graduate of Southern Methodist University. She holds a Master of Business Administration from the University of Texas at Austin.

About MoneyGram International

MoneyGram International, a leading money transfer company, enables consumers who are not fully served by traditional financial institutions to meet their financial needs. MoneyGram offers money transfer services worldwide through a global network of 336,000 agent locations – including retailers, international post offices and financial institutions – in more than 200 countries and territories. MoneyGram also offers bill payment services in the U.S. and Canada. To learn more about money transfer or bill payment at an agent location or online, please visit moneygram.com or connect with us on Facebook.

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